Exhibit 99.1

Expedia Group Reports First Quarter 2018 Results
BELLEVUE, WA – April 26, 2018 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the first quarter ended March 31, 2018.
Key Highlights

•	Gross bookings, including HomeAway, increased $3.6 billion or 15% year-over-year to $27.2 billion. Revenue increased 15% year-over-year to $2.5 billion.

•
HomeAway delivered $3.9 billion of gross bookings, representing an increase of 46% year-over-year, and reached approximately $10 billion in gross bookings for the first time on a trailing twelve months basis.

•	Stayed room nights for Brand Expedia, Hotels.com, Expedia Partner Solutions and Egencia combined grew 16% year-over-year, with HomeAway stayed room nights up 36% year-over-year.

•
Expedia Group's global lodging portfolio increased to more than 665,000 properties available as of March 31, 2018, up 74% year-over-year, with 50,000 new properties and 25,000 more HomeAway listings available on our Core OTA platform during the quarter. HomeAway now offers more than 1.6 million online bookable listings.

•
As of April 24, 2018, Expedia Group repurchased 2.5 million shares for $268 million year-to-date. The Executive Committee, acting on behalf of the Board of Directors, authorized additional repurchases of up to 15 million shares of common stock.

Financial Summary & Operating Metrics ($ millions except per share amounts)

	Expedia Group (excluding trivago)(2)			Expedia Group, Inc.
Metric	Q1 2018	Q1 2017	Δ Y/Y	Q1 2018	Q1 2017	Δ Y/Y
Room night growth	15%	12%	385 bps	15%	12%	385 bps
Gross bookings	$27,196	$23,610	15%	$27,196	$23,610	15%
Revenue	2,311	2,008	15%	2,508	2,189	15%
Operating loss	(129)	(86)	49%	(165)	(73)	127%
Net loss attributable to Expedia Group				(137)	(86)	60%
Diluted EPS				$(0.91)	$(0.57)	58%
Adjusted EBITDA(1)	152	188	(19)%	124	208	(40)%
Adjusted net income (loss)(1)	(54)	(1)	NM	(69)	7	NM
Adjusted EPS(1)	$(0.36)	$(0.01)	NM	$(0.46)	$0.05	NM
Free cash flow(1)				1,484	1,521	(2)%

(1) "Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 14-19 herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Upon completion of its initial public offering on December 16, 2016, trivago became a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group.
Please refer to the "Glossary of Business Terms," located in the Quarterly Results section on Expedia Group’s investor relations website, for business and financial statement definitions used throughout this release.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Wotif®, lastminute.com.au®, ebookers®, CheapTickets®, Hotwire®, Classic Vacations®, Expedia® Group Media Solutions, CarRentals.com™, Expedia Local Expert®, Expedia® CruiseShipCenters®, SilverRail Technologies, Inc. ("SilverRail"), ALICE and Traveldoo®, including the related international points of sale for all brands. All amounts shown are in U.S. dollars.

The results include the impacts of SilverRail and ALICE following the Company's acquisition of majority ownership stakes in June 2017 and August 2017, respectively. All comparisons, unless otherwise noted, are to the first quarter of 2017.

Gross Bookings & Revenue
Gross Bookings and Revenue by Segment ($ millions)

	Gross Bookings			Revenue
	First Quarter			First Quarter
	2018	2017	Δ%	2018	2017	Δ%
Core OTA	$21,171	$19,110	11%	$1,926	$1,700	13%
HomeAway	3,947	2,697	46%	234	185	26%
Egencia	2,078	1,804	15%	151	123	23%
Expedia Group (excluding trivago)	$27,196	$23,610	15%	$2,311	$2,008	15%
trivago	—	—	—%	319	286	12%
Intercompany eliminations	—	—	—%	(122)	(104)	17%
Total	$27,196	$23,610	15%	$2,508	$2,189	15%
Note: Some numbers may not add due to rounding.
For the first quarter of 2018, total gross bookings increased 15% (including 4 percentage points of positive foreign exchange impact), driven primarily by growth in HomeAway, Brand Expedia and Hotels.com. Domestic gross bookings increased 10% and international gross bookings increased 25% (including 10 percentage points of positive foreign exchange impact). International gross bookings totaled $10.6 billion and accounted for 39% of worldwide bookings, compared with 36% in the first quarter of 2017.
For the first quarter of 2018, revenue increased 15% (including 4 percentage points of positive foreign exchange impact), driven primarily by growth in Brand Expedia, Hotels.com, Expedia Partner Solutions and HomeAway. Domestic revenue increased 8% and international revenue increased 23% (including 10 percentage points of positive foreign exchange impact). International revenue equaled $1.2 billion, representing 46% of worldwide revenue, compared to 43% in the first quarter of 2017. Revenue excluding trivago was $2.3 billion, an increase of 15% compared to the first quarter of 2017.
Product & Services Detail
As a percentage of total worldwide revenue in the first quarter of 2018, lodging accounted for 64%, advertising and media accounted for 11%, air accounted for 10% and all other revenues accounted for the remaining 15%.
Lodging revenue, which includes hotel and HomeAway revenue, increased 15% in the first quarter of 2018 driven by growth in Hotels.com, Expedia Partner Solutions, Brand Expedia and HomeAway. Room nights stayed increased 15% while revenue per room night was flat in the first quarter of 2018.
Air revenue increased 11% in the first quarter of 2018 on a 10% increase in revenue per ticket augmented by a 1% increase in air tickets sold. Air revenue growth included an approximately 350 basis point benefit due to an accounting change related to classification of certain fees, which were previously recorded as contra-revenue but are now classified as cost of revenue, with no net impact to Adjusted EBITDA.

Advertising and media revenue increased 10% in the first quarter of 2018 due to 10 percentage points of positive impact from foreign exchange as well as continued growth in Expedia® Group Media Solutions, partially offset by a decline in local currency revenue at trivago. All other revenue increased 18% in the first quarter of 2018 reflecting growth in car rental and travel insurance products.
Generally Accepted Accounting Principles (GAAP) Expenses

	Costs and Expenses			As a % of Revenue
	First Quarter			First Quarter
	2018	2017	Δ%	2018	2017	Δ in bps
	($ millions)
GAAP cost of revenue	$487	$422	16%	19.4%	19.3%	16
GAAP selling and marketing	1,516	1,270	19%	60.4%	58.0%	242
GAAP technology and content	396	322	23%	15.8%	14.7%	105
GAAP general and administrative	199	158	26%	7.9%	7.2%	71
Total GAAP costs and expenses	$2,598	$2,172	20%	103.6%	99.2%	435
GAAP Cost of Revenue

•
For the first quarter of 2018, total GAAP cost of revenue increased 16%, compared to the first quarter of 2017, due to $35 million more in data center, cloud and other costs as well as $33 million more in customer operations expenses, including higher headcount at Egencia and HomeAway. Cloud expense in GAAP cost of revenue was $23 million during the first quarter of 2018, compared to $9 million in the first quarter of 2017.

GAAP Selling and Marketing

•
For the first quarter of 2018, total GAAP selling and marketing expenses increased 19%, compared to the first quarter of 2017, due to a $186 million increase in direct costs, including online and offline marketing expenses. trivago, HomeAway, Hotels.com, Expedia Partner Solutions and Brand Expedia accounted for the majority of the total direct cost increases.

•	For the first quarter of 2018, indirect costs increased $60 million, primarily driven by growth in personnel in the lodging supply organization as well as at Egencia.

GAAP Technology and Content

•
For the first quarter of 2018, GAAP technology and content expense increased 23%, compared to the first quarter of 2017, due to increased personnel and overhead of $44 million from growth at HomeAway and investments in our ecommerce platform, as well as inorganic impacts from SilverRail and ALICE. In addition, depreciation and amortization of technology assets increased $16 million. Cloud expense in GAAP technology and content expense was $13 million during the first quarter of 2018, compared to $7 million in the first quarter of 2017.

GAAP General and Administrative

•
For the first quarter of 2018, GAAP general and administrative expense increased 26%, compared to the first quarter of 2017, primarily due to higher personnel and overhead costs of $29 million, as well as higher professional fees.

Adjusted Expenses - Expedia Group

	Costs and Expenses			As a % of Revenue
	First Quarter			First Quarter
	2018	2017	Δ%	2018	2017	Δ in bps
	($ in millions)
Adjusted cost of revenue *	$458	$395	16%	18.2%	18.1%	18
Adjusted selling and marketing *	1,494	1,251	19%	59.6%	57.2%	241
Adjusted technology and content *	262	206	27%	10.4%	9.4%	102
Adjusted general and administrative *	167	130	28%	6.7%	6.0%	72
Total adjusted costs and expenses	$2,381	$1,983	20%	94.9%	90.6%	433
Total depreciation	167	141	18%	6.6%	6.5%	18
Total stock-based compensation	50	47	6%	2.0%	2.2%	(16)
Total costs and expenses	$2,598	$2,171	20%	103.6%	99.2%	435
*Adjusted expenses are non-GAAP measures. See pages 14-19 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.
Adjusted Expenses - Expedia Group (excluding trivago)

	Costs and Expenses			As a % of Revenue
	First Quarter			First Quarter
	2018	2017	Δ%	2018	2017	Δ in bps
	($ in millions)
Adjusted cost of revenue *	$456	$394	15%	19.7%	19.7%	5
Adjusted selling and marketing *	1,302	1,110	17%	56.4%	55.3%	108
Adjusted technology and content *	245	193	27%	10.6%	9.6%	97
Adjusted general and administrative *	153	125	23%	6.6%	6.2%	41
Total adjusted costs and expenses	$2,156	$1,822	18%	93.3%	90.8%	251
Total depreciation	164	139	17%	7.1%	7.0%	13
Total stock-based compensation	44	44	2%	1.9%	2.2%	(25)
Total costs and expenses	$2,364	$2,005	18%	102.3%	99.9%	239
*Adjusted expenses are non-GAAP measures. See pages 14-19 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.
Adjusted Cost of Revenue

•
For the first quarter of 2018, total adjusted cost of revenue increased 16%, compared to the first quarter of 2017, primarily due to an increase in cloud expense as well as an increase in customer operations expenses, including higher headcount expenses at Egencia and HomeAway. Cloud expense in adjusted cost of revenue was $23 million during the first quarter of 2018, compared to $9 million in the first quarter of 2017.

Adjusted Selling and Marketing

•
For the first quarter of 2018, total adjusted selling and marketing expense increased 19%, compared to the first quarter of 2017, due to a $186 million increase in direct costs, including online and offline marketing expenses, and a $57 million increase in indirect costs. As a percentage of total adjusted selling and marketing, indirect costs represented 17% in the first quarter of 2018, up from 16% in the first quarter of 2017.

•
Adjusted selling and marketing expense excluding trivago increased 17% in the first quarter of 2018. HomeAway, Hotels.com, Expedia Partner Solutions and Brand Expedia accounted for the majority of the direct selling and marketing cost increase. The growth in indirect costs was primarily driven by growth in personnel due to increased headcount in the lodging supply organization as well as at Egencia.

Adjusted Technology and Content

•
For the first quarter of 2018, total adjusted technology and content expense increased 27%, compared to the first quarter of 2017, primarily due to growth at HomeAway and investments in our ecommerce platform, as well as inorganic impacts from SilverRail and ALICE. Cloud expense in adjusted technology and content expense was $13 million during the first quarter of 2018, compared to $7 million in the first quarter of 2017.

Adjusted General and Administrative

•
For the first quarter of 2018, total adjusted general and administrative expense increased 28%, compared to the first quarter of 2017. Adjusted general and administrative expense excluding trivago increased 23%, compared to the first quarter of 2017, primarily due to increased headcount at corporate and HomeAway, as well as inorganic impacts from SilverRail and ALICE.

Depreciation Expense
Depreciation expense increased $26 million or 18% to $167 million in the first quarter of 2018, primarily due to increased expenses related to previously capitalized software development costs for completed technology projects that have been placed into service.

Stock-Based Compensation Expense
Stock-based compensation expense increased $3 million or 6% to $50 million in the first quarter of 2018.

Net Income Attributable to Expedia Group and Adjusted EBITDA*
Adjusted EBITDA by Segment(1) ($ millions)

	First Quarter
	2018	2017	Δ%
Core OTA	$323	$303	7%
HomeAway	(21)	6	NM
Egencia	27	27	(2)%
Unallocated overhead costs	(177)	(149)	19%
Expedia Group (excluding trivago)	$152	$187	(19)%
trivago(2)	(28)	21	NM
Total	$124	$208	(40)%

Net loss attributable to Expedia Group(3)	$(137)	$(86)	60%
(1)During the first quarter of 2018, we updated our allocations methodology and recast the historical Adjusted EBITDA by segment information presented to be on a comparable basis.
(2) Upon completion of its initial public offering on December 16, 2016, trivago became a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group.
(3) Expedia Group does not calculate or report net income by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 14-19 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding.
GAAP net loss attributable to Expedia Group was $137 million in the first quarter of 2018, an increase in loss of 60% compared to the first quarter of 2017. Adjusted EBITDA was $124 million in the first quarter of 2018, a decrease of 40% compared to the first quarter of 2017. Adjusted EBITDA excluding trivago was $152 million, a decrease of 19% compared to the first quarter of 2017.
Amortization of Intangible Assets
Consolidated amortization of intangible assets increased $5 million to $72 million in the first quarter of 2018, compared to the first quarter of 2017, primarily related to recent business acquisitions.

Interest and Other

Consolidated interest income increased $5 million, or 69%, in the first quarter of 2018, compared to the first quarter of 2017, primarily due to higher invested balances and to a lesser extent higher rates of return. Consolidated interest expense increased $8 million, or 18%, in the first quarter of 2018, compared to the first quarter of 2017, due to the issuance of the $1 billion of senior unsecured notes in September 2017.
Consolidated other, net was a gain of $36 million in the first quarter of 2018, compared to a loss of $21 million in the first quarter of 2017. The gain in the first quarter of 2018 was primarily related to a gain on a minority equity investment, while the loss in the first quarter of 2017 was primarily related to foreign exchange. Expedia Group’s revenue hedging program is designed primarily to offset the book-to-stay impact on merchant hotel revenue. Expedia Group includes that portion of any realized gains or losses from the revenue hedging program that are included in other, net that relate to revenue recognized in the period in the calculation of Adjusted EBITDA.
Income Taxes
The GAAP effective tax rate was 12% for the first quarter of 2018, compared to 36% for the first quarter of 2017. The decline in the GAAP effective tax rate in the first quarter of 2018 compared to the first quarter of 2017 was primarily driven by the Tax Cuts and Jobs Act (the "Tax Act") and a decrease in excess tax benefits for stock compensation. The effective tax rate on pretax adjusted net income ("ANI") was 13% for the first quarter of 2018, compared to 30% for the first quarter of 2017. The decline in the effective ANI tax rate in the first quarter of 2018 compared to the first quarter of 2017 was primarily driven by the Tax Act.

Balance Sheet, Cash Flows and Capitalization
Cash, cash equivalents, restricted cash and short-term investments totaled $4.7 billion at March 31, 2018. For the three months ended March 31, 2018, consolidated net cash provided by operating activities was $1.7 billion and consolidated free cash flow totaled $1.5 billion. Both measures include $1.5 billion from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings. For the three months ended March 31, 2018, consolidated free cash flow decreased $37 million, compared to the prior year period, primarily due to an increase in capital expenditures.
Long-term investments and other assets includes an investment in Despegar.com, Corp. ("Despegar"), which is recorded at a fair value of $300 million as of March 31, 2018, and $338 million of a $350 million investment made in Traveloka Holding Limited in July 2017, accounted for as a cost method investment, with a small portion allocated to intangible assets. As of January 1, 2018, we adopted the new guidance related to accounting for minority equity investments and financial liabilities under the fair value option, and minority equity investments with readily determinable fair values, such as our investment in Despegar, must be carried at fair value with changes in fair value recorded through net income. Previously, this investment was designated as available for sale and recorded at fair value with changes in fair value reflected through other comprehensive income (loss).
Current maturities of long-term debt includes $500 million in 7.456% senior notes due in August 2018. Long-term debt, net of applicable discounts and debt issuance costs, totaled $3.8 billion at March 31, 2018 consisting of $990 million in 3.8% senior notes due 2028; $742 million in 5.0% senior notes due 2026; $495 million in 4.5% senior notes due 2024; $796 million (€650 million) in 2.5% senior notes due 2022; and $748 million in 5.95% senior notes due 2020. In addition, as of March 31, 2018, Expedia Group had a $1.5 billion unsecured revolving credit facility which was essentially untapped.
At March 31, 2018, Expedia Group had stock-based awards outstanding representing approximately 23 million shares of Expedia Group common stock, consisting of options to purchase approximately 20 million common shares with a $98.64 weighted average exercise price and weighted average remaining life of 4.9 years, and approximately 3 million restricted stock units ("RSUs").
During the first three months of 2018, Expedia Group repurchased 1.8 million shares of Expedia Group common stock for an aggregate purchase price of $191 million excluding transaction costs (an average of $106.80 per share). As of March 31, 2018, there were approximately 3.2 million shares remaining under the February 2015 repurchase authorization. Subsequent to the end of the first quarter of 2018, we repurchased an additional 0.7 million shares for a total cost of $77 million excluding transaction costs (an average of $107.98 per share). On April 24, 2018, the

Executive Committee, acting on behalf of the Board of Directors, authorized an additional repurchase of up to 15 million shares of Expedia Group common stock.
On March 28, 2018, Expedia Group paid a quarterly dividend of $46 million ($0.30 per common share). In addition, on April 24, 2018, the Executive Committee of Expedia Group’s Board of Directors declared a cash dividend of $0.30 per share of outstanding common stock to be paid to stockholders of record as of the close of business on May 24, 2018, with a payment date of June 14, 2018. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $45 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia Group’s Board of Directors.

Recent Highlights
Expedia Group

•
To better reflect its identity as a leading global technology company, Expedia Group, Inc. changed its corporate name from "Expedia, Inc." to "Expedia Group, Inc.," which also acknowledges the unique contribution of each individual Expedia Group brand and business to the success of the overall organization.

•	As of March 31, 2018, Expedia Group’s global lodging portfolio consisted of more than 665,000 properties, including more than 175,000 HomeAway listings.

•	Expedia Group renewed its supply marketing agreement with Avianca.
Core OTA

•
Brand Expedia launched a new European site for travelers from Cyprus, Estonia, Greece, Latvia, Lithuania, Luxembourg, Malta, Portugal, Slovakia and Slovenia, allowing them to book travel and pay in euros, as well as a new site for Chinese travelers that offers the ability to shop for standalone hotels and flights in their local language and currency.

•
The Brand Expedia app launched new and improved functionality, including updated flight delay notifications, an in-app change/cancel self-service option and the ability to message select hotels from within the app.

•
American International Group, Inc. (AIG) was selected as Brand Expedia Group’s global provider of travel insurance and assistance products. Travelers can opt for AIG’s insurance offerings at the U.S. point of purchase for flights, hotels, packages, cars and cruises on Expedia Group sites, including Expedia.com, CheapTickets, Orbitz and Travelocity.

•
Hotels.com released its 14th annual Hotel Price Index report, one of the most comprehensive and regarded reports in the travel industry, detailing average prices consumers paid for accommodation around the world in 2017.

•	The Hotels.com gift card program continues to grow, with gift cards now available as a registry item on Zola and for purchase within the Paytm Canada platform.

•	Hotels.com surpassed 70 million cumulative downloads of its mobile app.

•
Expedia Affiliate Network ("EAN") launched EAN Rapid, a new API solution that enables EAN’s partners to bring greater choice to their customers and is built with the flexibility to adapt to evolving partner business needs and growth targets.

•
EAN will enable Expedia Group rates and availability to be provided to technology specialist Gimmonix and its global Travolutionary travel partners, as well as to travel and hospitality technology solution provider ANIXE and its Resfinity brand.

•	Orbitz rolled out a brand refresh and new integrated marketing campaign, “Rewarding Travel, Just Like That,” showing consumers that they can get and use rewards instantly when booking with Orbitz.

•	For the first time in its history, Hotwire now shows multiple Hot Rate® and retail rate cars for every car type, unlocking ten times as many car choices for customers than before.

•
Expedia Group Media Solutions launched a new digital marketing campaign with Brand USA, the destination marketing organization for the United States, utilizing immersive audio experiences to bring to life U.S. destinations.

trivago

•
trivago continued to increase its share of the Rest of World (ROW) region in the first quarter to 20%, up from 15% in the same period of 2017, driven by a 23% increase in ROW qualified referrals year-over-year.

•	As of March 31, 2018, over 350,000 units of alternative accommodation, including vacation rentals, were available on trivago's platform.
HomeAway

•
HomeAway achieved approximately $10 billion in gross bookings during the trailing twelve months ended March 31, 2018 -- a 46% increase in online and reported bookings for property owners and managers versus the same period ended March 31, 2017.

•
HomeAway rolled out its new rates editor tool to owners and managers, including integrated property managers, helping travelers easily compare nightly rates of properties. Features like this are designed to help owners optimize rates and conversion.

Egencia

•	Egencia launched a post-ticketing online air exchange feature that allows business travelers to modify their flights online, without having to make a phone call.

•
Egencia clients in all European markets will not be charged the distribution surcharge levied on Air France, KLM and HOP! flights sourced through global distribution systems that went into effect on April 1, 2018.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended March 31,
	2018	2017

Revenue	$2,508	$2,189
Costs and expenses:
Cost of revenue (1) (2)	487	422
Selling and marketing (1) (2)	1,516	1,270
Technology and content (1) (2)	396	322
General and administrative (1) (2)	199	158
Amortization of intangible assets	72	67
Legal reserves, occupancy tax and other	3	21
Restructuring and related reorganization charges	—	2
Operating loss	(165)	(73)
Other income (expense):
Interest income	11	6
Interest expense	(51)	(43)
Other, net	36	(21)
Total other expense, net	(4)	(58)
Loss before income taxes	(169)	(131)
Provision for income taxes	20	47
Net loss	(149)	(84)
Net (income) loss attributable to non-controlling interests	12	(2)
Net loss attributable to Expedia Group, Inc.	$(137)	$(86)

Loss per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$(0.91)	$(0.57)
Diluted	(0.91)	(0.57)
Shares used in computing loss per share (000's):
Basic	151,817	150,531
Diluted	151,817	150,531

Dividends declared per common share	$0.30	$0.28
_________

(1) Includes stock-based compensation as follows:
Cost of revenue	$2	$3
Selling and marketing	11	11
Technology and content	15	13
General and administrative	22	20

(2) Includes depreciation as follows:
Cost of revenue	$27	$23
Selling and marketing	11	8
Technology and content	119	103
General and administrative	10	7

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,423	$2,847
Restricted cash and cash equivalents	219	69
Short-term investments	1,031	468
Accounts receivable, net of allowance of $31 and $31	2,253	1,866
Income taxes receivable	176	21
Prepaid expenses and other current assets	329	269
Total current assets	7,431	5,540
Property and equipment, net	1,627	1,575
Long-term investments and other assets	858	845
Deferred income taxes	19	18
Intangible assets, net	2,243	2,309
Goodwill	8,251	8,229
TOTAL ASSETS	$20,429	$18,516
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,713	$1,838
Accounts payable, other	838	698
Deferred merchant bookings	5,866	3,219
Deferred revenue	469	326
Income taxes payable	8	33
Accrued expenses and other current liabilities	597	1,265
Current maturities of long-term debt	500	500
Total current liabilities	9,991	7,879
Long-term debt, excluding current maturities	3,771	3,749
Deferred income taxes	405	329
Other long-term liabilities	432	408
Redeemable non-controlling interests	22	22
Commitments and contingencies
Stockholders’ equity:
Common stock $.0001 par value	—	—
Authorized shares: 1,600,000
Shares issued: 229,437 and 228,467
Shares outstanding: 138,009 and 138,939
Class B common stock $.0001 par value	—	—
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	9,228	9,163
Treasury stock - Common stock, at cost	(5,025)	(4,822)
Shares: 91,428 and 89,528
Retained earnings	117	331
Accumulated other comprehensive income (loss)	(125)	(149)
Total Expedia Group, Inc. stockholders’ equity	4,195	4,523
Non-redeemable non-controlling interests	1,613	1,606
Total stockholders’ equity	5,808	6,129
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,429	$18,516

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended March 31,
	2018	2017
Operating activities:
Net loss	$(149)	$(84)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	167	141
Amortization of stock-based compensation	50	47
Amortization of intangible assets	72	67
Deferred income taxes	88	14
Foreign exchange (gain) loss on cash, restricted cash and short-term investments, net	(5)	(10)
Realized (gain) loss on foreign currency forwards	(8)	7
(Gain) loss on minority equity investments, net	(37)	1
Other	(3)	(10)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(345)	(232)
Prepaid expenses and other assets	(57)	(38)
Accounts payable, merchant	(127)	(87)
Accounts payable, other, accrued expenses and other current liabilities	38	65
Tax payable/receivable, net	(178)	(86)
Deferred merchant bookings	2,027	1,807
Deferred revenue	143	86
Net cash provided by operating activities	1,676	1,688
Investing activities:
Capital expenditures, including internal-use software and website development	(192)	(167)
Purchases of investments	(867)	(780)
Sales and maturities of investments	317	6
Net settlement of foreign currency forwards	8	(7)
Other, net	6	(2)
Net cash used in investing activities	(728)	(950)
Financing activities:
Purchases of treasury stock	(202)	(45)
Payment of dividends to stockholders	(46)	(42)
Proceeds from exercise of equity awards and employee stock purchase plan	20	58
Other, net	(8)	(19)
Net cash used in financing activities	(236)	(48)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	17	31
Net increase in cash, cash equivalents and restricted cash and cash equivalents	729	721
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	2,917	1,818
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$3,646	$2,539
Supplemental cash flow information
Cash paid for interest	$86	$72
Income tax payments, net	67	25

Expedia Group
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and unless noted do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2016			2017				2018	Y/Y
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Growth
Gross bookings by segment
Core OTA	$17,182	$17,007	$14,650	$19,110	$18,954	$18,456	$16,182	$21,171	11%
HomeAway	1,460	1,403	1,299	2,697	2,123	2,013	1,913	3,947	46%
Egencia	1,679	1,579	1,454	1,804	1,761	1,728	1,670	2,078	15%
Total	$20,321	$19,988	$17,403	$23,610	$22,838	$22,197	$19,766	$27,196	15%

Gross bookings by geography
Domestic	$13,320	$12,915	$11,074	$15,128	$14,730	$13,540	$11,800	$16,582	10%
International	7,001	7,073	6,329	8,483	8,108	8,657	7,966	10,614	25%
Total	$20,321	$19,988	$17,403	$23,610	$22,838	$22,197	$19,766	$27,196	15%

Gross bookings by business model
Agency	$10,611	$10,023	$8,869	$11,342	$11,168	$10,392	$9,493	$12,445	10%
Merchant	8,250	8,563	7,235	9,572	9,546	9,792	8,360	10,803	13%
HomeAway	1,460	1,403	1,299	2,697	2,123	2,013	1,913	3,947	46%
Total	$20,321	$19,988	$17,403	$23,610	$22,838	$22,197	$19,766	$27,196	15%

Revenue by segment
Core OTA	$1,765	$2,083	$1,695	$1,700	$2,009	$2,314	$1,857	$1,926	13%
HomeAway	172	210	166	185	224	305	193	234	26%
Egencia	125	112	116	123	135	126	137	151	23%
Expedia Group (excluding trivago)	$2,062	$2,405	$1,977	$2,008	$2,368	$2,745	$2,187	$2,311	15%
trivago	201	276	183	286	328	338	215	319	12%
Intercompany eliminations	(66)	(101)	(67)	(104)	(110)	(117)	(83)	(122)	17%
Total	$2,196	$2,581	$2,093	$2,189	$2,586	$2,966	$2,319	$2,508	15%

Revenue by geography
Domestic	$1,273	$1,452	$1,201	$1,251	$1,459	$1,578	$1,255	$1,351	8%
International	923	1,129	892	938	1,127	1,388	1,065	1,157	23%
Total	$2,196	$2,581	$2,093	$2,189	$2,586	$2,966	$2,319	$2,508	15%

Revenue by business model
Agency	$612	$723	$567	$571	$684	$803	$629	$658	15%
Merchant	1,210	1,407	1,170	1,176	1,376	1,559	1,283	1,334	13%
Advertising & media	202	241	190	257	302	299	214	282	10%
HomeAway	172	210	166	185	224	305	193	234	26%
Total	$2,196	$2,581	$2,093	$2,189	$2,586	$2,966	$2,319	$2,508	15%

Adjusted EBITDA by segment
Core OTA	$426	$711	$528	$303	$486	$734	$534	$323	7%
HomeAway	38	77	42	6	39	126	31	(21)	NM
Egencia	26	18	21	27	28	20	19	27	(2)%
Unallocated overhead costs	(166)	(145)	(164)	(149)	(162)	(163)	(173)	(177)	19%
Expedia Group (excluding trivago)	$324	$661	$427	$187	$391	$717	$411	$152	(19)%
trivago	7	6	14	21	2	(8)	(9)	(28)	NM
Total	$331	$667	$442	$208	$393	$709	$402	$124	(40)%

Net income (loss) attributable to Expedia Group	$32	$279	$79	$(86)	$57	$352	$55	$(137)	60%

Expedia Group (excluding eLong)
Trended Metrics, continued
(All figures in millions)

	2016			2017				2018
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Worldwide lodging (merchant, agency & HomeAway)
Room nights	66.0	80.2	64.9	64.0	79.9	93.5	74.8	73.9
Room night growth	31%	31%	23%	12%	21%	16%	15%	15%
Domestic room night growth	36%	36%	22%	7%	17%	12%	10%	10%
International room night growth	24%	25%	24%	17%	26%	22%	21%	21%
ADR growth	5%	8%	5%	2%	2%	4%	4%	7%
Revenue per night growth	(1)%	—%	4%	1%	(4)%	(1)%	(4)%	—%
Lodging revenue	$1,504	$1,826	$1,444	$1,400	$1,744	$2,102	$1,606	$1,612
Lodging revenue growth	29%	30%	27%	12%	16%	15%	11%	15%

Worldwide air (merchant & agency)
Tickets sold growth	45%	32%	6%	8%	2%	4%	3%	1%
Airfare growth	(8)%	(6)%	(4)%	(3)%	1%	(2)%	1%	3%
Revenue per ticket growth	3%	15%	—%	(4)%	4%	(10)%	(3)%	10%
Air revenue	$190	$203	$176	$217	$202	$189	$176	$242
Air revenue growth	50%	52%	6%	4%	6%	(7)%	—%	11%

Notes:

•	The year-over-year growth figures for Q2 2016 exclude eLong, Inc., as the Company sold its ownership interest on May 22, 2015.

•	The metrics above include Orbitz Worldwide following the acquisition on September 17, 2015 and HomeAway following the acquisition on December 15, 2015.

•
HomeAway gross bookings and room nights operating metrics include on-platform and reported transactions from all HomeAway brands, with the exception of BedandBreakfast.com and TopRural (which, if included, would collectively add less than an estimated 2% to each of gross bookings and room nights). Gross bookings and room nights for Stayz, Bookabach and Travelmob (which collectively represent less than 10% of total transactions) represent our best estimates.

•	Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.

•
During the first quarter of 2018, we updated our allocations methodology and recast the historical domestic and international revenue and Adjusted EBITDA by segment information presented to be on a comparable basis.

•	Some numbers may not add due to rounding.

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Core OTA: The Core Online Travel Agencies ("Core OTA") segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Brand Expedia, Hotels.com, Expedia Partner Solutions, Orbitz, Travelocity, Wotif, lastminute.com.au, ebookers, CheapTickets, Hotwire, Classic Vacations, Expedia Group Media Solutions, CarRentals.com, Expedia Local Expert, Expedia CruiseShipCenters, SilverRail and ALICE.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
HomeAway: The HomeAway segment provides a range of travel services for the vacation rental industry through a global portfolio of brands including: HomeAway, VRBO, VacationRentals.com and BedandBreakfast.com, among others.
Egencia: The Egencia segment, including Traveldoo, provides managed travel services to corporate customers worldwide.
Corporate: Includes unallocated corporate expenses.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel stays, as well as alternative accommodations primarily made available through HomeAway.
Room Nights: Room nights represent stayed hotel room nights for our Core OTA and Egencia reportable segments and property nights for our HomeAway reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.
Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.
Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;

(5) acquisition-related impacts, including
(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. The definition for Adjusted EBITDA was revised in the fourth quarter of 2012.
Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the items below, net of tax (which excludes the impact of significant changes resulting from tax legislation such as the Tax Cuts and Jobs Act):
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) Since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments (other than those accounted for under the equity method and those which are consolidated);
(5) certain other items, including restructuring charges;
(6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses. The definition for adjusted net income (loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017.
Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia Group excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item.
Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

Tabular Reconciliations for Non-GAAP Measures
Operating Loss excluding trivago

	Three months ended March 31,
	2018	2017
	(In millions)
Operating loss	$(165)	$(73)
trivago operating income (loss)	(36)	13
Operating loss excluding trivago	$(129)	$(86)
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended March 31,
	2018	2017
	(In millions)
Net loss attributable to Expedia Group, Inc.	$(137)	$(86)
Net income (loss) attributable to non-controlling interests	(12)	2
Provision for income taxes	(20)	(47)
Total other (income) expense, net	4	58
Operating loss	(165)	(73)
Gain (loss) on revenue hedges related to revenue recognized	(3)	3
Restructuring and related reorganization charges	—	2
Legal reserves, occupancy tax and other	3	21
Stock-based compensation	50	47
Amortization of intangible assets	72	67
Depreciation	167	141
Adjusted EBITDA	$124	$208

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended March 31,
	2018	2017
	(In millions, except share and per share data)
Net loss attributable to Expedia Group, Inc.	$(137)	$(86)
Amortization of intangible assets	72	67
Stock-based compensation	50	47
Legal reserves, occupancy tax and other	3	21
Restructuring and related reorganization charges	—	2
Unrealized (gain) loss on revenue hedges	(7)	11
(Gain) loss on minority equity investments, net	(37)	1
Provision for income taxes	(9)	(52)
Non-controlling interests	(4)	(4)
Adjusted net income (loss)	(69)	7
trivago adjusted net income (loss)	(15)	(8)
Adjusted net loss excluding trivago	$(54)	$(1)

GAAP weighted average shares outstanding (000's)(1)	151,817	150,531
Additional dilutive securities (000's)	—	5,413
Adjusted weighted average shares outstanding (000's)	151,817	155,944

GAAP loss per share(1)	$(0.91)	$(0.57)

Adjusted earnings (loss) per share	$(0.46)	$0.05
trivago adjusted earnings (loss) per share	(0.10)	0.06
Adjusted loss per share excluding trivago	$(0.36)	$(0.01)

(1) In periods for which we have an Adjusted net loss (i.e. three months ended March 31, 2018), GAAP basic weighted average shares outstanding and GAAP basic loss per share is presented. In periods for which we have Adjusted net income (i.e. the three months ended March 31, 2017), the GAAP diluted average shares and diluted earnings (loss) per share is presented.
Free Cash Flow

	Three months ended March 31,
	2018	2017
	(In millions)
Net cash provided by operating activities	$1,676	$1,688

Headquarters capital expenditures	(32)	(16)
Non-headquarters capital expenditures	(160)	(151)
Less: Total capital expenditures	(192)	(167)

Free cash flow	$1,484	$1,521

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended March 31,
	2018	2017
	(In millions)
Cost of revenue	$487	$422
Less: stock-based compensation	(2)	(3)
Less: depreciation	(27)	(23)
Adjusted cost of revenue	458	395
trivago cost of revenue(1)	(2)	(1)
Adjusted cost of revenue excluding trivago	$456	$394

Selling and marketing expense	$1,516	$1,270
Less: stock-based compensation	(11)	(11)
Less: depreciation	(11)	(8)
Adjusted selling and marketing expense	1,494	1,251
trivago selling and marketing expense(1)(2)	(192)	(141)
Adjusted selling and marketing expense excluding trivago	$1,302	$1,110

Technology and content expense	$396	$322
Less: stock-based compensation	(15)	(13)
Less: depreciation	(119)	(103)
Adjusted technology and content expense	262	206
trivago technology and content expense(1)	(17)	(13)
Adjusted technology and content expense excluding trivago	$245	$193

General and administrative expense	$199	$158
Less: stock-based compensation	(22)	(20)
Less: depreciation	(10)	(7)
Adjusted general and administrative expense	167	130
trivago general and administrative expense(1)	(14)	(5)
Adjusted general and administrative expense excluding trivago	$153	$125
Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation and depreciation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Core OTA spend on trivago eliminated in consolidation.

Conference Call
Expedia Group will webcast a conference call to discuss first quarter 2018 financial results and certain forward-looking information on Thursday, April 26, 2018 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of April 26, 2018 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as "intend" and "expect," among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•
our failure to invest in evolving channels, offer new consumer choices, adapt to competitive or consumer preference developments, or modify our current business models and practices or adopt new business models or practices in order to compete in a dynamic industry;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	declines or disruptions in the travel industry;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	our failure to invest in and adapt to technological developments and industry trends;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks related to regulatory developments that affect the vacation rental industry or HomeAway’s continued transition to a primarily transaction-based business;

•	risks relating to our operations in international markets;

•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;

•	adverse application of existing tax laws, rules or regulations, or how these laws, rules or regulations are subject to interpretation by taxing authorities;

•	changes to the taxation of international business activities, the adoption of other corporate tax reform policies, or changes in tax legislation or policies;

•	adverse outcomes in legal proceedings to which we are a party;

•	interruption, security breaches and lack of redundancy in our information systems;

•
our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use, disclosure and protection of personal information, payment card information and other consumer data;

•	our failure to comply with international privacy regulations;

•	risks related to payments and fraud;

•	fluctuations in foreign exchange rates;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary or desirable;

•	our failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and director conflicts of interest;

•
risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	risks related to our long-term indebtedness, including our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property and proprietary information from copying or use by others, including potential competitors;

as well as other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2017 and our quarterly report on Form 10-Q for the quarter ended March 31, 2018. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.
About Expedia Group

Expedia Group is one of the world's largest travel platforms. We help knock down the barriers to travel, making it easier, more enjoyable, more attainable and more accessible. We are here to bring the world within reach for customers and partners around the globe. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on a both local and global scale. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Wotif®, lastminute.com.au®, ebookers®, CheapTickets®, Hotwire®, Classic Vacations®, Expedia® Group Media Solutions, CarRentals.com™, Expedia Local Expert®, Expedia® CruiseShipCenters®, SilverRail Technologies, Inc., ALICE and Traveldoo®. For more information, visit www.expediagroup.com.

© 2018 Expedia, Inc. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

Contacts
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ir@expedia.com                    press@expedia.com